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                                                                    EXHIBIT 99.2
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          CONTACTS:
          Roy Winnick or Mark Semer
          Kekst and Company
          (212) 521-4842 or  (212) 521-4802

                 PHP HEALTHCARE ANNOUNCES STAND-STILL AGREEMENT

Reston, Virginia, November 5, 1998 PHP Healthcare Corporation (NYSE: PPH) announced today that, pursuant to an order issued today by Judge Jack L. Lintner of the Superior Court of New Jersey, PHP and its subsidiary, Pinnacle Health Enterprises, LLC, have entered into a stand-still agreement with the New Jersey Department of Banking and Insurance, the New Jersey Department of Health and Senior Services and HIP of New Jersey, Inc., under which all the parties have agreed not to pursue any legal, regulatory, or other actions against each other for a two-week period ending on November 18, 1998.

During the two-week period in which this stand-still agreement is in effect, the parties will work together to identify a definitive and comprehensive solution to the financial, operational, and other issues affecting HIP and Pinnacle. Pinnacle and HIP of New Jersey will continue to operate in a business-as-usual manner and continue to provide access to high-quality medical services to the 194,000 medical plan and health network members that PHE and HIP of New Jersey currently serve.

Jack M. Mazur, PHP President and Chief Executive Officer, said: "PHP shares the commitment of the other parties and of the doctors and other medical personnel who offer services through Pinnacle to all of HIP's members to ensure that all of those members have continuing access to convenient, high-quality care.

"We are, therefore, pleased to enter into this stand-still agreement, which will give all the affected parties an opportunity to develop, together, a mutually acceptable solution that is fair, comprehensive and definitive. Pinnacle will be keeping open its twenty-three health centers for all of its patients and will continue to operate in the normal course during this period."

PHP said that it will not make any further public statements on the situation until the end of the stand-still period or until a solution is identified and agreed upon, whichever comes first. PHP also said that it is today sending a letter to its New Jersey-based physicians and hospitals updating them on the situation. A copy of the letter will be made available shortly on the PHP Web site at the address www.phphealthcare.com.

A medical management company, PHP Healthcare Corporation manages medical risk through the acceptance of global capitation arrangements with HMOs and other health care payors. The Company also offers a full range of management services to the physician groups and hospitals that participate in provider-based networks developed by PHP. Because health care is a local service, PHP's managed delivery systems are tailored to the needs of individual communities and patient populations. PHP has more than 7,500 physicians employed or under contract, and responsibility for approximately 300,000 covered lives.

Except for historical information, the statements preceding are forward-looking statements that involve risks and uncertainties. Investors are cautioned that such statements are only predictions and the actual events or results may differ materially. These forward-looking statements speak only as of this date. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements made today to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.

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